Exhibit 8.1

May 14, 2026

Exascale Labs Inc.

Attn.: Hoansoo Lee, CEO

340 E. Middlefield Rd.

Mountain View, CA 94043

Re:	Acquisition Merger among Exascale Labs Inc. and B. Boral ARC Acquisition I Corp., D. Boral ARC Merger Corporation and D. Boral ARC Merger Sub Inc.

Ladies and Gentlemen:

You have requested our opinion concerning certain U.S. federal income tax considerations in connection with the Acquisition Merger1 contemplated by that certain Agreement and Plan of Merger, dated January 11, 2026 (the “Merger Agreement”) by and among Exascale Labs Inc. (“Company”), B. Boral ARC Acquisition I Corp. (“BCAR”), D. Boral ARC Merger Corporation (“PubCo”) and D. Boral ARC Merger Sub Inc. (“Merger Sub”).

We are delivering this opinion pursuant to Section 9.2 of the Merger Agreement in connection with that certain comment letter from staff of the Securities and Exchange Commission dated March 12, 2026, which provides for delivery of such tax opinion regarding the intention of the Company that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code or its consequences to Company security holders.

In rendering this opinion, we have examined and relied on the following documents, among other items:

1.	The Merger Agreement, including all exhibits thereto;

2.	the registration statement on Form S-4 submitted by PubCo and the Company on the date hereof with the Securities and Exchange Commission (the “Registration Statement”);

3.	letters of certain factual representations (the “Certificates of Representations”); and

[1]	Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement and the Registration Statement (as hereinafter defined). Except as otherwise provided, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended (the “Code”), and to the Treasury Regulations promulgated thereunder.

20 Adelaide Street East, Suite 905, Toronto ON M5C 2T6 / Tel: 1.888.462.5876 / www.altrolaw.com

MONTREAL / TORONTO / CALGARY / VANCOUVER / FT. LAUDERDALE / ORLANDO / NAPLES / PHOENIX / PALM SPRINGS

Exascale Labs Inc. Acquisition Merger tax opinion Page 2 of 4

4.	such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below (collectively with the Merger Agreement, the Registration Statement, and the Certificates of Representations, the “Documents”).

In our examination of the Documents, we have assumed that (i) the Acquisition Merger and other transactions contemplated by the Merger Agreement and/or the Registration Statement have been or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-Closing covenants) and that such Documents accurately reflect the material facts of such transactions, (ii) all factual representations and statements in the Documents are true and correct and will continue to be true and correct at all relevant times including as of the Closing, (iii) each party who has executed or adopted, or will execute or adopt, the Documents had, or will have, the proper authority and capacity, (iv) any Documents that have been provided to us in draft form will be executed, adopted, and/or filed without material modification, (v) the respective parties to each of the Documents and all parties referred to therein have acted, and will continue to act, in all respects and at all relevant times in conformity with the requirements and provisions of each of the Documents, and (vi) none of the terms and conditions contained in any of the Documents have been or will be waived or modified in any respect.

For purposes of this opinion, we have made certain assumptions or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof). We are not aware of any material facts or circumstances inconsistent with these assumptions or representations.

Furthermore, as to matters of fact, we have assumed (i) the accuracy of the factual representations contained in the Certificates of Representations, and that each representation contained in the Certificates of Representations, to the best of the Company’s knowledge, BCAR’s knowledge, PubCo’s knowledge or Merger Sub’s knowledge, as applicable, is accurate and complete without regard to such qualification as to the best of the Company’s knowledge, BCAR’s knowledge, PubCo’s knowledge or Merger Sub’s knowledge, as applicable, (ii) that the Certificates of Representations have been executed by an appropriate and authorized officer of the Company, BCAR, PubCo, or Merger Sub, as applicable, and (iii) the genuineness of the signature on the Certificates of Representations. Where the factual representations in the Certificates of Representations involve terms defined in the Code, the Treasury Regulations thereunder, published rulings of the Internal Revenue Service, or other relevant authority, we have made ourselves available to review with the individuals making such representations the relevant provisions of the Code, the applicable regulations, and published administrative interpretations thereof. We are not aware of any material facts or circumstances inconsistent with the representations set forth in the Certificates of Representations. If any of our assumptions described in this opinion are untrue for any reason or if the Acquisition Merger or any other transaction contemplated by the Merger Agreement and/or the Registration Statement is consummated in a manner that is different from the manner in which it is described in any of the Documents, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, the opinion expressed below may be adversely affected and may not be relied upon.

Exascale Labs Inc. – 19203

Exascale Labs Inc. Acquisition Merger tax opinion Page 3 of 4

This opinion is based on the Code, Treasury Regulations thereunder, judicial authority, and current administrative rulings, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

We express no opinion as to the laws of any jurisdiction other than the U.S. federal income tax laws of the United States of America to the extent specifically referred to herein.

Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority, and current administrative rulings, such other laws and facts as we have deemed relevant and necessary, and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Considerations”, solely for U.S. federal income tax purposes, we hereby state our opinion that, under current law, (i) the Acquisition Merger should qualify as a reorganization described in Section 368(a) of the Code; (ii) U.S. Holders of Company securities who exchange all of their Company securities in exchange for, as applicable, PubCo Common Stock, should not recognize any gain or loss for U.S. federal income tax purposes; (iii) each U.S. Holder’s aggregate tax basis in the shares of PubCo Common Stock in the Acquisition Merger should equal such U.S. Holder’s aggregate adjusted tax basis in the shares of Company securities surrendered in the Acquisition Merger; and (iv) the holding period of the shares of PubCo Common Stock received by a U.S. Holder in the Acquisition Merger should include such U.S. Holder’s holding period for the shares of Companies securities surrendered in the Acquisition Merger.

No opinion should be inferred as to (i) any other tax consequences of the Acquisition Merger or any other transaction contemplated by the Merger Agreement and/or the Registration Statement, (ii) the tax consequences of the Acquisition Merger or any other transaction contemplated by the Merger Agreement and/or the Registration Statement under any state, local, or non-U.S. law, or with respect to other areas of U.S. federal taxation, or (iii) the U.S. federal income tax treatment of any Non-U.S. Holder and/or any stockholder subject to special rules under the Code or the Treasury Regulations, as further described in the Registration Statement.

Exascale Labs Inc. – 19203

Exascale Labs Inc. Acquisition Merger tax opinion Page 4 of 4

This opinion is furnished in connection with the transaction described herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

This opinion has been prepared for you in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion letter as an Exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended, or that we are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Altro LLP

BRT/RR

Exascale Labs Inc. – 19203